Exhibit 10.21

EDGEN/MURRAY, L.P. INCENTIVE PLAN
(For Pipe Acquisition Limited and its Subsidiaries)

Adopted March 28, 2006

EDGEN/MURRAY, L.P. INCENTIVE PLAN

(For Pipe Acquisition Limited and its Subsidiaries)

1.           Purpose of the Plan

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining valued employees by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s common units by such employees.

2.           Definitions

2.1             “Approved Sale” means an Approved Sale as that term is defined in the Limited Partnership Agreement.

2.2             “Award” means an award of Restricted Common Units under the Plan.

2.3             “Award Agreement” means the Agreement between the Company and a Holder pursuant to which an Award is granted and which specifies the terms and conditions of that Award, including the vesting requirements applicable to that Award.

2.4             “Administrator” means the Company’s General Partner (the “General Partner”) as defined in the Limited Partnership Agreement provided that the General Partner may delegate authority with respect to Plan administration to the Compensation Committee of Pipe Acquisition Limited’s Board of Directors or, if no such committee has been appointed, Pipe Acquisition Limited’s Board of Directors.

2.5             “Cause” means

(a)           a conviction of, a plea of nolo contendere, a guilty plea or confession by the Employee to an act of fraud, misappropriation or embezzlement or to a felony;

(b)           the commission of a fraudulent act or practice by the Employee affecting the Company or its Subsidiaries;

(c)           the willful failure by the Employee to follow the directions of the Administrator;

(d)           the Employee’s habitual drunkenness or use of illegal substances, each as determined in the reasonable discretion of the Administrator;

(e)           the material breach by the Employee of the Employee’s employment agreement with the Company or its Subsidiaries, if any; or

(f)            an act of gross neglect or gross or willful misconduct that relates to the affairs of the Company or its Subsidiaries, which the Administrator, in its reasonable discretion, deems to be good and sufficient cause;

provided, that if the Employee shall receive a Termination Notice with respect to a termination for Cause pursuant to Sections 2.4(c), 2.4(e) and/or 2.4(f), then the Employee shall have thirty (30) days following receipt of the Termination Notice to cure the breach specified therein, if capable of being cured, to the reasonable satisfaction of the Administrator prior to the Employee’s employment being terminated for Cause pursuant thereto; provided, however, the Employee shall have the right to cure any such breach only one (1) time in any twelve (12) month period.

2.6             “Change in Control” means the sale of the Company or PAL in an Approved Sale or by any other, merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise in one transaction or a series of related transactions to a person or persons (other than to funds managed by Jefferies Capital Partners or to any person, persons or entities affiliated therewith), pursuant to which such person or persons (together with its affiliates) acquires (i) securities representing at least a majority of the voting power of all securities of the Company or PAL including securities convertible, exchangeable or exercisable for or into voting securities of the Company or PAL, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) all or substantially all of the consolidated assets of the Company or PAL. The determination of whether a Change in Control has occurred shall be made by the Administrator in its sole discretion.

2.7             “Code” means the Internal Revenue Code of 1986, as amended.

2.8             “Common Units” means the Common Units of the Company as defined in the Limited Partnership Agreement, or such other class or kind of interests or other securities resulting from the application of Section 7.

2.9             “Company” means Edgen/Murray, L.P., a Delaware limited partnership, or any successor entity.

2.10           “EBITDA” means for any given year, PAL’s and its Subsidiaries consolidated earnings before interest, income taxes, depreciation and amortization as determined after payment of bonuses, if any, but adjusted for purchase accounting or any other items that are considered unique, or likely to affect only one accounting period (unique or “one time” charges are charges for which, under generally accepted accounting principles consistently applied, an adjustment to EBITDA would be considered proper), as determined by the Administrator, in its sole discretion, based on the audited financial statements for such year.

2.11           “Employee” means an officer or other key employee of PAL or a Subsidiary, including a director who is such an employee.

2.12           “Fair Market Value” means, on any given date, if the Company’s Common Units are not Publicly Traded, the value of a Common Unit as determined by the Company in its sole discretion. If the Company’s Common Units are Publicly Traded, “Fair

Market Value” means (c) if the Common Units are listed on an established stock exchange or exchanges, the closing price of the Common Units on the principal exchange on which it is traded on such date, or if no sale was made on such date on such principal exchange, on the last preceding day on which the Common Units were traded or (d) if the Common Units are not then listed on an exchange, but are quoted on the NASDAQ Stock Market, Inc. (“NASDAQ”) or a similar quotation system, the most recent closing price per each Common Unit as quoted on NASDAQ or similar quotation system.

2.13           “Holder” means an Employee to whom an Award is made.

2.14           “Indebtedness for Borrowed Money” of a Person means (a) all indebtedness of such Person, either directly or indirectly, for borrowed money, whether current or funded, secured or unsecured, (b) all indebtedness of such Person, either directly or indirectly, for deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of the such Person, either directly or indirectly, created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (d) all indebtedness of such Person, either directly or indirectly, secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which the such Person, either directly or indirectly, is liable as lessee, (f) any liability of such Person, either directly or indirectly, in respect of banker’s acceptances or letters of credit and (g) all indebtedness referred to in clause (a) through (f) above which is directly or indirectly guaranteed by such Person or any of its Subsidiaries or which such Person or any of its Subsidiaries has agreed, contingently or otherwise, to purchase or otherwise to acquire or in respect of which it has otherwise assured a creditor against loss.

2.15           “Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Edgen/Murray, L.P., dated as of December 15, 2005, as amended from time to time.

2.16           “1934 Act” means the Securities Exchange Act of 1934, as amended.

2.17           “PAL” means Pipe Acquisition Limited, a company registered in England and Wales under No. 05501083, or a successor company.

2.18           “PAL Ordinary Shares” means the ordinary shares of PAL, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Section 7.

2.19           “PAL Equity Value” means the amount, in dollars, obtained by multiplying PAL’s and its Subsidiaries’ consolidated EBITDA for PAL’s fiscal year accounting period ending on or immediately preceding the date as of which Equity Value is to be determined, by the number 5.34, and subtracting from that product (a) all Indebtedness for Borrowed Money of PAL and its Subsidiaries outstanding on the last day of that same accounting period, (b) an assumed preferred equity value calculated by assuming an initial preferred equity value at February 1, 2006 of GBP 15,429,000 and adding to that amount an accumulating dividend accrued on a daily basis at the rate of 8.50% per annum, compounded annually, (c) the aggregate liquidation preferences (including accrued but unpaid dividends) not taken into account in (b) immediately preceding, of all shares of any equity security of PAL or any Subsidiary that, in the event of the PAL’s liquidation, entitles the holders of such securities to be paid before the holders of PAL Ordinary Shares and that are outstanding on the last day of that same accounting period, offset by (d) the amount of cash and cash equivalents on PAL’s balance sheet on the last day of that same accounting period.

2.20           “Plan” means the Edgen/Murray, L.P. Incentive Plan herein set forth, as amended from time to time.

2.21           “Per Share Equity Value” means the per share amount, in United Kingdom pounds (“GBP”), derived by dividing the PAL Equity Value as the last day of PAL’s fiscal year ending on or immediately before the date on which Per Share Equity Value is to be determined by 5,796,000, subject to adjustment under Section 7 to the extent, if any, determined by the Administrator to be necessary.

2.22           “Person” means and includes an individual, a trust, estate, partnership, association, company, including without limitation, a limited liability company or a corporation.

2.23           “Publicly Traded” means that relevant equity securities are listed on an established stock exchange or exchanges, or are quoted on NASDAQ or a similar quotation system.

2.24           “Restricted Common Units” means Common Units awarded by the Administrator under Section 6 of the Plan.

2.25           “Restriction Period” means the period during which a Restricted Common Unit was awarded under Section 6 of the Plan is subject to forfeiture. The Restriction Period shall not lapse with respect to any Restricted Common Unit until all conditions imposed under Sections 6.4 or 6.5, or otherwise under this Plan and the Award Agreement, have been satisfied.

2.26           “Subsidiary” means any entity (other than PAL (or when specifically required by context, the Company)) in an unbroken chain beginning at the top of such chain with PAL (or when specifically required by context, the Company) (or any successor to PAL, or as required by context, the Company) if each of the entities other than the last entity in the unbroken chain owns interests possessing 50% or more of the total combined voting or economic power of all classes of such interests in one of the other entities in such chain.

2.27           “Termination Notice” means a written notice delivered by PAL or any of its Subsidiaries to an Employee specifying that PAL or any of its Subsidiaries has terminated the Employee’s employment.

3.           Eligibility

Any Employee of PAL or any of its Subsidiaries is eligible to receive an Award.

4.           Administration and Implementation of Plan

4.1             The Plan shall be administered by the Administrator, which shall have full power to interpret and administer the Plan and full authority to act in selecting the Employees to whom Awards will be granted, in determining whether, and to what extent, Awards may be transferable by the Holder, in determining the amount of Awards to be granted to each such Employee, in determining the terms and conditions of Awards granted under the

Plan and in determining the terms of the Award Agreements that will be entered into with Holders.

4.2             The Administrator shall have the power to adopt regulations for carrying out the Plan and to make changes to such regulations as it shall, from time to time, deem advisable. Any interpretation by the Administrator of the terms and provisions of the Plan and the administration thereof, and all actions taken by the Administrator, shall be final and binding on Holders.

4.3             The Administrator may amend any outstanding Awards without the consent of the Holder to the extent it deems appropriate; provided however, that in the case of amendments adverse to the Holder, the Administrator must obtain the Holder’s consent to any such amendment.

5.           Units Subject to the Plan

5.1             Subject to adjustment as provided in Section 7, the total number of Common Units available for Awards under the Plan shall be 300,000.

5.2             Any Common Units issued by the Company in connection with the assumption or substitution of outstanding equity or similar grants from an acquired company shall not reduce the Common Units available for Award under the Plan. If any Common Units subject to any Award granted hereunder are forfeited or such Award otherwise terminates, the Common Units subject to such Award, to the extent of any such forfeiture or termination, shall again be available for Awards under the Plan.

6.           Restricted Common Units

An Award of a Restricted Common Unit is a grant by the Company of a specified number of Common Units to the Employee, which Common Units are subject to forfeiture during a Restriction Period upon the happening of specified events or as result of the failure to meet financial targets or performance goals or satisfy other conditions specified in the Award Agreement. Such an Award shall be subject to the following terms and conditions:

6.1             Restricted Common Units shall be evidenced by Award Agreements. Such agreements shall conform to the requirements of the Plan and may contain such other provisions as the Administrator shall deem advisable.

6.2             Upon determination of the number of Restricted Common Units to be granted to the Holder, the Administrator shall if it would otherwise normally issue certificates evidencing the ownership of Common Units direct that a certificate or certificates representing that number of Common Units be issued to the Holder with the Holder designated as the registered owner. The certificate(s), if any, representing such Common Units shall bear appropriate legends as to sale, transfer, assignment, pledge or other encumbrances to which such Restricted Common Units are subject, both during the Restriction Period and thereafter under the Limited Partnership Agreement, and, if issued, such certificates shall be deposited by the Holder, together with instrument of assignment endorsed in blank, with the Company, to be held in escrow during the Restriction Period.

6.3             During the Restriction Period the Holder shall have the right to receive the Holder’s allocable share of any distributions made by the Company on its Common

Units and, to the extent such Restricted Common Units have voting power, to vote the such Restricted Common Units.

6.4             The Administrator may condition the expiration of the Restriction Period upon: (i) the Employee’s continued service over a period of time with the Company or its Subsidiaries, (ii) the Company’s or PAL’s attainment of specified financial targets, (iii) the achievement by the Employee, the Company, PAL or its Subsidiaries of any other performance goals set by the Administrator, or (iv) any combination of the above conditions, as specified in the Award Agreement. If the specified conditions are not attained, the Holder shall forfeit the portion of the Award with respect to which those conditions are not attained, and the underlying Common Units shall be forfeited to the Company.

6.5             The Award Agreement shall specify the duration of the Restriction Period and the financial, performance, employment, termination of employment or other conditions under which the Restricted Common Units may be forfeited to the Company. At the end of the Restriction Period, when all such conditions have been satisfied, the restrictions imposed hereunder shall lapse with respect to the number of Restricted Common Units as determined by the Administrator, and any legend described in Section 6.2 that is then no longer applicable, shall be removed and such number of Common Units delivered to the Holder (or, where appropriate, the Holder’s legal representative). The Company may, in its sole discretion, modify or accelerate the vesting and delivery of any Restricted Common Units.

6.6             An Employee who is awarded Restricted Common Units shall, regardless of whether the Restriction Period with regard to such Award has lapsed, be a party to and bound by the Limited Partnership Agreement, as a limited partner thereunder. Accordingly, any Restricted Common Units issued under the Plan shall be held, transferred, sold or otherwise disposed of only in accordance with the Limited Partnership Agreement. Without limiting the generality of the foregoing, each Holder shall be bound by the provisions set forth in the Limited Partnership Agreement with regard to an Approved Sale, as well as be bound by any transfer restrictions, tag along rights, restrictive covenants and other obligations delineated in the Limited Partnership Agreement. Any amendment to the Limited Partnership Agreement that effects a provision contained herein shall be deemed to be an amendment to the Plan.

6.7             Upon a Change in Control, and subject to the exercise of the Administrator’s discretion to vest all Awards under Section 6.5, any then outstanding Awards shall be treated as provided in the applicable Award Agreement.

6.8             Unless specifically provided otherwise in an Award Agreement, upon a termination of a Holder’s employment for any reason, the Holder shall forfeit any unvested Restricted Common Units, i.e., any Restricted Common Units with respect to which the Restriction Period has not lapsed.

6.9             Notwithstanding any provision in the Plan or in any Award Agreement to the contrary, upon a termination of the Holder by the Company (or its Subsidiaries) for Cause, the Holder shall forfeit any Restricted Common Units issued under the Plan, regardless of whether such Restricted Common Units are vested and otherwise free from restriction.

7.           Adjustments upon Changes in Capitalization

In the event of a reorganization, recapitalization, unit split, spin-off, split-off, split-up, unit dividend, issuance of unit rights, combination of interests, additional equity investments, merger, consolidation or any other change in the corporate or capital structure of the Company or PAL affecting the Common Units or the PAL Ordinary Shares, or any distribution to interestholders other than a cash distribution, the Administrator shall make appropriate adjustment in the number and kind of equity interests authorized by the Plan, the calculation of PAL Equity Value and Per Share Equity Value and any other adjustments to outstanding Awards as it determines appropriate in its sole discretion.

8.           Effective Date, Termination and Amendment

The Plan shall become effective on March 28, 2006, and shall remain in full force and effect until the earlier of ten years from the date of its adoption by the Administrator, or the date it is terminated by the Administrator. The Administrator shall have the power to amend, suspend or terminate the Plan at any time, provided that any such termination of the Plan shall not affect Awards outstanding under the Plan at the time of termination.

9.           Repurchase of Vested Awards

9.1             If PAL or one of its Subsidiaries terminates the Holder’s employment with PAL and its Subsidiaries for any reason other than for Cause, including disability or the Holder’s employment is terminated by death, and neither PAL, the Company nor a successor to either of them has a class of equity securities that is Publicly Traded, then the Company shall be obligated to repurchase all of the Holder’s Restricted Common Units that, as of the date of such termination, are vested. The purchase price paid by the Company shall be the Fair Market Value of the Common Units as of the date of the Holder’s termination of employment. The Company must deliver such purchase price to the Holder within 180 days of the Employee’s termination from employment. Notwithstanding the foregoing, the Company’s obligation to deliver payment for the Holder’s Restricted Common Units that the Company is obligated to purchase under this Section 9.1 shall be suspended, if the Administrator, in its sole discretion, determines that such payment would result in the Company’s, PAL’s or any of their respective Subsidiary’s violation of any agreement relating to the Company’s, PAL’s or any of their respective Subsidiary’s Indebtedness for Borrowed Money. The Administrator shall notify the Holder within 90 days of the Company’s determination that the Company’s obligation to deliver payment for the Holder’s Restricted Common Units has been suspended. Beginning on the date on which the Company, in its sole discretion, determines that the payment would no longer result in the Company’s, or PAL’s or any of their respective Subsidiary’s violation of any agreement relating to the Company’s, PAL’s or any of their respective Subsidiary’s Indebtedness for Borrowed Money, the Company shall have 180 days to complete the repurchase described in this Section 9.1 by delivering payment for the Restricted Common Units to the Holder. A Subsidiary of the Company or another designee of the Company may assume the Company’s repurchase obligation under this Section 9.1.

9.2             If the Holder terminates the Holder’s employment with the Company (and its Subsidiaries) for any reason, and neither the Company, PAL nor a successor to either of them has a class of equity securities that is Publicly Traded,  then the Company shall have the right, but not the obligation, to repurchase any or all of the Holder’s Restricted Common Units that as of the date of such termination are vested. The Company must notify the Holder within 90 days of the Holder’s termination that the Company will exercise its right to repurchase the Holder’s Restricted Common Units. The purchase price paid by the Company shall be the Fair Market Value of the Common Units as of the date of the Holder’s termination of employment. The Company must deliver such purchase price to the Holder within 180 days of the Company’s notification to the Holder of its intent to repurchase the common units. Notwithstanding the foregoing, the Company’s obligation to deliver payment for the Holder’s Restricted Common Units that the Company has determined to purchase under this Section 9.2 shall be suspended, if the Company, in its sole discretion, determines that such payment would result in the Company’s, PAL’s or any of their respective Subsidiary’s violation of the agreement relating to the Company’s, PAL’s or any of their respective Subsidiary’s Indebtedness for Borrowed Money. The Administrator shall notify the Holder within 90 days of the Administrator’s determination that the Company’s obligation to deliver payment for the Holder’s Restricted Common Units has been suspended. Beginning with the date on which the Company, in its sole discretion, determines that the payment would no longer result in the Company’s, PAL’s or any of their respective Subsidiary’s violation of the agreement relating to the Company’s or any its Subsidiary’s Indebtedness for Borrowed Money, the Company shall have 180 days to complete the repurchase described in this Section 9.2 by delivering payment for the Restricted Common Units to the Holder. The Company may designate one of its Subsidiaries or another person to exercise the Company repurchase right under this Section 9.2.

10.         Transferability

Except as provided below, Awards may not be pledged, assigned or transferred for any reason during the Holder’s lifetime, and any attempt to do so shall be void and the relevant Award shall be forfeited. The Administrator may grant Awards that are transferable by the Holder during his lifetime, but such Awards shall be transferable only to the extent specifically provided in an agreement entered into with the Holder. The transferee of the Holder shall, in all cases, be subject to the Plan, the Limited Partnership Agreement and the provisions of the Award Agreement between the Company and the Holder.

11.         General Provisions

11.1           Nothing contained in the Plan, or any Award granted pursuant to the Plan, shall confer upon any Employee any right to continued employment by the Company or its Subsidiaries, nor interfere in any way with the right of the Company or its Subsidiaries to terminate the employment of any Employee at any time.

11.2           For purposes of this Plan, a transfer of employment among the Company, PAL and its Subsidiaries shall not be deemed a termination of employment.

11.3           Holders shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award or the transfer of any Common Units pursuant to this Plan. Such responsibility shall extend to all applicable United Kingdom or United States federal, state, local or foreign withholding taxes. The Company shall, at the election of the Holder, have the right to retain the number of Common Units whose Fair Market Value equals the amount to be withheld in satisfaction of the applicable withholding taxes.

11.4           The Plan and all determinations made and actions taken pursuant hereto shall be administered to comply with the applicable laws of the United Kingdom, except that with respect to Employees in the United States, the Plan will comply with all applicable United States law, including, but not limited to, the 1934 Act, the Code, the Employee Retirement Income Security Act of 1974 and/or the laws of Delaware and shall be construed accordingly.